Exhibit 10.11

ROCKET FUEL INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Rocket Fuel Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, “Directors”) represents a powerful tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”).  This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors.  Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2013 Equity Incentive Plan (the “Plan”).  Outside Directors will be solely responsible for any tax obligations they incur as a result of the equity and cash payments received under this Policy.

ANNUAL RETAINER

Each Outside Director will receive an annual cash retainer of $25,000.

There are no per meeting attendance fees for attending Board meetings or meetings of any committee of the Board.

In addition, Outside Directors may receive cash compensation for service on Committees and for Lead Independent Director Service, as set forth in this Policy.

LEAD INDEPENDENT DIRECTOR SERVICE

The Outside Director who serves as Lead Independent Director of the Board will receive an annual cash retainer of $15,000.

AUDIT COMMITTEE

Annual cash compensation for the Audit Committee is as follows:

Chairman of Committee:	$15,000	Annual Cash Retainer

Committee Members:	$7,500	Annual Cash Retainer

COMPENSATION COMMITTEE

Annual cash compensation for the Compensation Committee is as follows:

Chairman of Committee:	$10,000	Annual Cash Retainer

Committee Members:	$5,000	Annual Cash Retainer

NOMINATING AND GOVERNANCE COMMITTEE

Annual cash compensation for the Nominating and Governance Committee is as follows:

Chairman of Committee:	$6,000	Annual Cash Retainer

Committee Members:	$3,000	Annual Cash Retainer

PAYMENT

Each annual retainer will be paid ratably on a fiscal quarterly basis to each Outside Director who has served in the relevant capacity for the immediately preceding fiscal quarter no later than thirty (30) days following the end of such preceding fiscal quarter.  For purposes of clarification, an Outside Director who has served as an Outside Director, as Lead Independent Director or as a member of an applicable committee (or chairman thereof), as applicable, during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual retainer(s), calculated based on the number of days such Outside Director has served in the relevant capacities.  For purposes of clarification, an Outside Director who has served as an Outside Director, as Lead Independent Director or as a member of an applicable committee (or chairman thereof), as applicable, from the Effective Date through the end of the fiscal quarter containing the Effective Date (the “Initial Period”) will receive a prorated payment of the quarterly payment of the applicable annual retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.

REVISIONS

The Board in its discretion may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash and timing of unearned compensation to be paid on or after the date the Board determines to make any such change or revision.

EQUITY COMPENSATION

Outside Directors will be entitled to receive all types of Awards under the Plan, including discretionary Awards not covered under this Policy.  Any Award granted pursuant to this Policy will be subject to the other terms and conditions of the Plan and form of award agreement approved for use under the Plan.  All grants of Awards to Outside Directors pursuant to this Policy will, except as otherwise provided herein, be made in accordance with the following provisions:

(a)                                 Initial Award.  Each person who first becomes an Outside Director following the Effective Date will be granted a Nonstatutory Stock Option (an “Initial Option”) with a Value of $100,000 and a Restricted Stock Unit Award (the “Initial RSU Award”) with a Value of $100,000 (the Initial Option and the Initial RSU Award, collectively, the “Initial Award”), provided that the number of Shares covered by each such Initial Option and Initial RSU Award shall be rounded down to the nearest whole Share, on the date of the first Board or Compensation Committee meeting occurring on or after the date on which such person first becomes an

Outside Director following the Effective Date, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that a Director who is an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award.

(b)                                 IPO Grant.  Each person who serves as an Outside Director on the Registration Date will be automatically granted a Nonstatutory Stock Option (an “IPO Option”) to purchase 3,750 Shares and an Award of 1,872 Restricted Stock Units (an “IPO RSU Award”) (the IPO Option and IPO RSU Award, collectively, an “IPO Award”),

(c)                                  Annual Award.  Each Outside Director will be automatically granted a Nonstatutory Stock Option (an “Annual Option”) with a Value of $75,000 and a Restricted Stock Unit Award (an “Annual RSU Award”) with a Value of $75,000 (the Annual Option and Annual RSU Award, collectively, an “Annual Award”), provided that the number of Shares covered by each such Annual Option and Annual RSU Award shall be rounded down to the nearest whole Share, on the date of each annual meeting of stockholders (each, an “Annual Meeting”) beginning with the first Annual Meeting following the Effective Date, if, as of such Annual Meeting date, he or she will have served on the Board as a Director for at least the preceding six (6) months; provided that any Outside Director who is not continuing as a Director following the applicable Annual Meeting will not receive an Annual Award with respect to such Annual Meeting.

(d)                                 Value.  For purposes of this Policy, “Value” means (i) with respect to any Initial Option or Annual Option, the value calculated in accordance with the Black-Scholes option valuation methodology, or such other methodology the Board or Compensation Committee may determine prior to the grant of the applicable Initial Option or Annual Option becoming effective, on the grant date of such Annual Option or Initial Option, as applicable, and (ii) with respect to any Initial RSU Award or Annual RSU Award, the product of (A) the Fair Market Value of one Share on the grant date of the Initial RSU Award or Annual RSU Award, as applicable, and (B) the aggregate number of Shares pursuant to such Initial RSU Award or Annual RSU Award, as applicable.

(e)                                  No Discretion.  No person will have any discretion to select which Outside Directors will be granted an Initial Award, IPO Award or Annual Award under this Policy or to determine the number of Shares to be covered by such Initial Award, IPO Award or Annual Award, as applicable (except as provided in subsection (g) below and pursuant to the Amendment and Termination provisions of this Policy).

(f)                                   Terms.  The terms of each Award granted pursuant to this Policy will be as follows:

•                  The term of each Initial Option, IPO Option and Annual Option will be ten (10) years subject to earlier termination as provided in the Plan.

•                  Each Initial Option, IPO Option and Annual Option will have an exercise price per Share equal to one hundred percent (100%) of the Fair Market Value per Share on the grant date.

•                  Subject to Section 14 of the Plan, each Initial Option and Initial RSU Award will be scheduled to vest and, if applicable, become exercisable, as to one-third (1/3rd) of the Shares subject to such Award on each annual anniversary of the commencement of the Outside Director’s service as an Outside Director, if on such dates the Outside Director has remained in continuous service as a Director.

•                  Subject to Section 14 of the Plan, each IPO Option and IPO RSU Award will be scheduled to vest and, if applicable, become exercisable, as to one-hundred percent (100%) of the Shares subject to such Award on the day prior to the first Annual Meeting following the Effective Date, provided that the Outside Director has remained in continuous service as a Director through such date.

•                  Subject to Section 14 of the Plan, each Annual Option and Annual RSU Award will be scheduled to vest and, if applicable, become exercisable, as to one-hundred percent (100%) of the Shares subject to such Award on the earlier to occur of (i) the first anniversary of the date of grant of such Annual Award, and (ii) the day prior to the Annual Meeting immediately following the Annual Meeting at which the applicable Annual Award was granted, in each case provided that the Outside Director has remained in continuous service as a Director through such date.

(g)                                  Revisions.  The Board in its discretion may change and otherwise revise the terms of Initial Awards, IPO Awards and/or Annual Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, to provide for Initial Awards, IPO Awards and/or Annual Awards of the same or different type (e.g., Options, Restricted Stock Units, or other types of Awards) granted on or after the date the Board determines to make any such change or revision.

SECTION 409A

In no event will cash compensation under this Policy be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned, or (ii) the the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as such may be amended from time to time (together, “Section 409A”).  It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply.

AMENDMENT AND TERMINATION

The Board may at any time amend, alter, suspend or terminate the Policy.

EFFECTIVE DATE

This Policy is effective as of the date of the Registration Date (the “Effective Date”).